Exhibit 99.1	Press Release dated September 26, 2011.

TECHNOLOGY INDUSTRY VETERAN JEREMY WHITAKER APPOINTED
CFO AND CORPORATE SECRETARY OF LANTRONIX

Lantronix Appoints Jeremy Whitaker as Chief Financial Officer

Irvine, CA – September 26, 2011 – Lantronix (Nasdaq: LTRX), a leading global provider of smart connectivity solutions that enable business and technology professionals to access any device, anywhere, anytime, today announced that it has appointed Jeremy Whitaker as Chief Financial Officer, effective immediately.

Whitaker returns to Lantronix after serving briefly as Vice President, Corporate Controller at Mindspeed Technologies (NASDAQ:MSPD), a leading supplier of semiconductor solutions for network infrastructure applications. Prior to Mindspeed, Whitaker served as Vice President of Finance and Accounting for Lantronix from August 2005 to January 2011, where he was responsible for managing all worldwide finance and accounting functions.  Prior to Lantronix, Whitaker held vice president and director level finance and accounting positions with two publicly-traded companies, as well as having served as an Audit Manager during his six years at Ernst & Young LLP.

 “Jeremy’s familiarity with Lantronix and more than 10 years of dedicated senior financial leadership makes him the ideal individual for this position,” said Kurt Busch, Lantronix President and CEO.  “Jeremy’s appointment marks an important step in ensuring that Lantronix has strong financial discipline in place and fulfills a key role in our continuing efforts to build a world-class executive team.  With a permanent CFO installed, we can focus our efforts on creating a customer-centric, market driven product strategy and building a product development machine to drive growth and value for our shareholders.”

He earned a bachelor’s degree in accountancy from California State University Fullerton and a master’s degree, also in accountancy, from University of Notre Dame’s Mendoza College of Business.

 “Lantronix would also like to extend a special thank you to Interim Chief Financial Officer Jim Kerrigan, who stepped in to successfully manage Lantronix’ finances as we conducted our search for a permanent CFO,” continued Busch.  “We appreciate Jim’s service and wish him well in his retirement.”

About Lantronix

Lantronix, Inc. (NASDAQ: LTRX) is a global leader of secure communication technologies that simplify remote access, management and control of any electronic device. Our smart connectivity solutions empower businesses to make better decisions based on real-time information, and gain a competitive advantage by generating new revenue streams, improving productivity and increasing efficiency and profitability. Easy to integrate and deploy, Lantronix products remotely connect and control electronic equipment via the Internet, provide secure remote access to firewall-protected equipment, and enable remote management of IT equipment over the Internet. Founded in 1989, Lantronix serves some of the largest medical, security, industrial and building automation, transportation, retail/POS, financial, government, consumer electronics/appliances, IT/data center and pro-AV/signage entities in the world. The company's headquarters are located in Irvine, Calif. For more information, visit www.lantronix.com.

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